EXHIBIT 8

               BECKMAN, MILLMAN & SANDERS, L.L.P.
                         [LETTER HEAD]



                                                  July 1, 1998


Andrew Fabrikant, Director & Administrator
Embryo Development Corporation
750 Lexington Avenue, Suite #2750
New York, New York 10022

Dear Mr. Fabrikant:

     This letter is to advise you that the Board of Directors and Administrators of the Incentive Stock Option Plan have authorized the grant to you of an option to purchase 250,000 shares of the Company's common stock, par value $0.0001, to an exercise price of $0.0938 per share. If you decide to exercise this option, please execute a copy of this letter and return to us together with your secured promissory note.


                                   Very truly yours,

                                   BECKMAN, MILLMAN & SANDERS, LLP

                                        /s/ Steven A. Sanders
                                   By:________________________________


I hereby exercise options to purchase
250,000 shares of the common stock of
the Company and enclose my secured
promissory note in the amount of
$23,450.00

/s/   Andrew Fabrikant
_________________________
    ANDREW FABRIKANT